Exhibit 99.1

FOR IMMEDIATE RELEASE	May 2, 2011
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 6
Financial Analyst Contact: Jo Smith, (520) 884-3650
UNISOURCE ENERGY REPORTS FIRST QUARTER 2011 EARNINGS,
MAINTAINS 2011 EARNINGS GUIDANCE RANGE
•	UniSource Energy’s net income for the first quarter of 2011 was $17.0 million, or $0.44 per share of common stock on a fully-diluted basis, compared with net income of $20.0 million, or $0.52 per diluted share in the first quarter of 2010. Financial results for the first quarter of 2011 included a $3.5 million after-tax gain related to adjustments to deferred taxes recorded in prior periods.
•	Earnings at UniSource Energy’s primary subsidiary, Tucson Electric Power Company (TEP), were $7.0 million in the first quarter of 2011 compared with $10.3 million in the first quarter of 2010. Planned generating plant maintenance expense, higher depreciation and amortization expense and lower wholesale transmission revenues resulted in lower earnings at TEP.
•	Retail kilowatt-hour (kWh) sales at both TEP and UNS Electric increased compared with the first quarter of 2010.
•	Operating results for the first quarter were in-line with expectations. UniSource Energy is maintaining its estimates for 2011 base operating and maintenance expense of $272 million and 2011 earnings range of $2.60 to $2.90 per diluted share.
Tucson, Ariz. — UniSource Energy Corporation (NYSE: UNS) today reported first quarter 2011 net income of $17.0 million, or $0.44 per share of common stock on a fully-diluted basis, compared with $20.0 million, or $0.52 per diluted share in the same period last year.
TEP’s retail kWh sales in the first three months of 2011 increased 1.3 percent compared with the first quarter of 2010. After nearly three years of declining sales, kWh sales to TEP’s commercial and industrial customers increased year-over-year for the second consecutive quarter.
Sales volumes to TEP’s commercial, industrial and mining customers were strong, increasing by 2.3 percent over the first quarter of 2010. Sales to TEP’s residential customers declined 0.8 percent compared with the same period last year amid mild weather that led to a 2.8 percent year-over-year decrease in first-quarter heating degree days.
Slightly higher revenues at TEP were offset by anticipated increases in operations and maintenance costs (O&M) and depreciation associated with investments in transmission, distribution and generating systems. Over the last four years, TEP has invested nearly $1 billion in system improvements, high voltage transmission assets, environmental upgrades to generating plants and new solar generating stations.
“Our first-quarter results reflect the challenges of operating in the third year of a four year rate freeze,” said Paul Bonavia, UniSource Energy’s Chairman, President and CEO. “Our O&M costs increased due to planned maintenance of generating units we’ll rely on this summer, while our depreciation was driven higher by the capital we’ve invested to meeting our customers’ energy needs.”

Tucson Electric Power
Retail kWh Sales and Revenues
TEP’s retail kWh sales grew by 1.3 percent in the first quarter, which resulted in an increase in retail margin revenues of less than $1 million, or 0.3 percent, compared with the first three months of 2010. Margin revenues do not include a $7 million increase in customer surcharges used to fund renewable energy and energy efficiency programs or a $1 million decrease in charges to cover fuel and purchased power costs.
Long-Term Wholesale and Transmission Revenues
TEP’s first-quarter margin on long-term wholesale kWh sales fell to $7 million from $8 million in the first quarter of 2010. The decrease reflects lower sales to the Navajo Tribal Utility Authority, which experienced mild winter weather compared with last year. Wholesale revenues from the sale of transmission services were $4 million in the first quarter of 2011 compared with $8 million last year. In the first quarter of 2010, TEP provided temporary transmission capacity to Salt River Project.
Other Operating Expenses
TEP’s base O&M expense of $62 million increased by $8 million compared with the first quarter of 2010. Base O&M excludes costs directly offset by customer surcharges and third-party reimbursements. The increase is due primarily to higher planned generating plant maintenance outage expense. In the first quarter of 2011, depreciation expense increased by $2 million as a result of additional plant-in-service compared with the same period last year.
Income Taxes
In the first quarter of 2011, TEP recognized after-tax income of $2.3 million related to an accounting change for deferred taxes on Allowance for Funds Used During Construction — Equity recorded in prior periods.
UNS Gas
UNS Gas reported net income of $6 million in the first quarter of 2011, an increase of approximately $1 million compared with the same period in 2010. A 2-percent base-rate increase that took effect in April 2010 contributed to a $1 million increase in first-quarter margin revenues that was partially offset by higher O&M costs. Retail therm sales were down 1.8 percent compared to the same period last year partly due to warmer weather.
UNS Gas filed a new request last month for a base rate increase of $5.6 million, or 4 percent. The company’s current rates reflect costs from late 2007 and early 2008, and the proposed rates would help recover higher operating and capital costs incurred since that time.
UNS Electric
UNS Electric reported net income of $3 million in the first quarters of both 2011 and 2010. This year’s results include a deferred tax adjustment that resulted in after-tax income of $1 million. In the first quarter of 2010, UNS Electric’s financial results included after-tax income of $2 million from a settlement related to previous transactions with the California Power Exchange.
UNS Electric’s retail kWh sales increased 4 percent compared with the first quarter of 2010 due primarily to higher usage by its two mining customers and a 0.7 percent increase in the number of residential customers.

Millennium
Millennium recorded no net income or loss in the first quarter of 2011, compared with net income of $1 million in the first quarter of 2010.
On March 31, 2011, Millennium had assets of $23 million, including a $15 million note receivable, land and buildings of $2 million, deferred tax assets of $3 million and $3 million cash.
Seasonality of Earnings
The net income and results of operations of TEP as well as of UNS Gas and UNS Electric — operating subsidiaries of UniSource Energy Services (UES) — are seasonal in nature. TEP and UNS Electric typically record the majority of their net income during the second and third quarters when hot weather contributes to higher energy consumption. TEP’s retail rates, which include higher charges for higher levels of energy use, also shift a larger share of the company’s earnings into those periods.
Energy demand from UNS Gas customers typically peaks during the winter. Accordingly, UNS Gas typically records the majority of its net income during the first and fourth quarters.
Net Income and Earnings Per Share Summary

	1st Quarter
Net Income	2011	2010
	-Millions-
Tucson Electric Power	$7.0	$10.3
UNS Gas	6.4	5.8
UNS Electric	3.1	2.9
Other (1)	0.5	1.0

Net Income	$17.0	$20.0

Avg. Basic Shares Outstanding (millions)	36.8	36.1
Avg. Diluted Shares Outstanding (millions)	41.4	40.7

	1st Quarter
Earnings Per UniSource Energy Share	2011	2010
Tucson Electric Power	$0.19	$0.29
UNS Gas	0.17	0.16
UNS Electric	0.08	0.08
Other (1)	0.02	0.02

Net Income per Basic Share	$0.46	$0.55

Net Income per Diluted Share	$0.44	$0.52

(1)	Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. and UniSource Energy Development, wholly-owned subsidiaries of UniSource Energy.

UniSource Energy believes the presentation of TEP, UNS Gas and UNS Electric net income or loss on a per basic UniSource Energy share basis (which are non-GAAP financial measures) provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy’s reported earnings or losses.
Conference Call and Webcast
The company will host a conference call on Monday, May 2 at 1 p.m. EDT to discuss the financial results and outlook. To participate in the call, please dial in 5 to 10 minutes prior to the start time.
Dial-in number: (877) 582-0446
Reference code: 61114303
The conference call can be heard live on UniSource Energy’s website. The webcast can be accessed at uns.com and will be available for replay for seven days.
Replay number: (800) 642-1687
Reference code: 61114303
In conjunction with this earnings announcement, UniSource Energy has provided detailed information on its performance during the first quarter of 2011. These materials have been filed with the Securities and Exchange Commission and are also available at uns.com.
UniSource Energy is a Tucson, Arizona-based company with consolidated assets of approximately $3.7 billion. UniSource Energy’s primary subsidiaries include Tucson Electric Power, which serves more than 402,000 customers in southern Arizona, and UniSource Energy Services, provider of natural gas and electric service for about 237,000 customers in northern and southern Arizona. Visit uns.com for more information about UniSource Energy and its subsidiaries.
This release contains forward-looking information that involves risks and uncertainties, including factors that could affect UniSource Energy’s ability to reach the 2011 earnings guidance. These risks and uncertainties include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions, which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company’s pension and other postretirement benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP’s generating plants; and other factors listed in UniSource Energy’s Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2011 RESULTS
UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income

	Three Months Ended
(in thousands of dollars, except per share amounts)	March 31,		Increase / (Decrease)
(UNAUDITED)	2011	2010	Amount	Percent
Operating Revenues
Electric Retail Sales	$217,215	$204,746	$12,469	6.1
Electric Wholesale Sales	40,781	37,064	3,717	10.0
California Power Exchange (CPX) Provision for Wholesale Refunds	—	(2,970)	2,970	N/M
Gas Revenue	57,189	55,781	1,408	2.5
Other Revenues	29,448	24,200	5,248	21.7

Total Operating Revenues	344,633	318,821	25,812	8.1

Operating Expenses
Fuel	72,137	60,448	11,689	19.3
Purchased Energy	77,640	82,805	(5,165)	(6.2)
Transmission	2,502	2,430	72	3.0
Decrease to Reflect PPFAC/PGA Recovery Treatment	(5,793)	(12,631)	6,838	54.1

Total Fuel and Purchased Energy	146,486	133,052	13,434	10.1
Other Operations and Maintenance	101,022	82,908	18,114	21.8
Depreciation	32,790	31,099	1,691	5.4
Amortization	7,377	6,572	805	12.2
Taxes Other Than Income Taxes	12,144	12,273	(129)	(1.1)

Total Operating Expenses	299,819	265,904	33,915	12.8

Operating Income	44,814	52,917	(8,103)	(15.3)

Other Income (Deductions)
Interest Income	994	1,927	(933)	(48.4)
Other Income	2,856	6,059	(3,203)	(52.9)
Other Expense	(663)	(844)	181	21.4

Total Other Income (Deductions)	3,187	7,142	(3,955)	(55.4)

Interest Expense
Long-Term Debt	18,092	15,240	2,852	18.7
Capital Leases	9,929	12,083	(2,154)	(17.8)
Other Interest Expense, Net of Interest Capitalized	(921)	329	(1,250)	N/M

Total Interest Expense	27,100	27,652	(552)	(2.0)

Income Before Income Taxes	20,901	32,407	(11,506)	(35.5)
Income Tax Expense	3,909	12,435	(8,526)	(68.6)

Net Income	$16,992	$19,972	$(2,980)	(14.9)

Weighted-Average Shares of Common Stock Outstanding (000)	36,789	36,052	737	2.0

Basic Earnings per Share	$0.46	$0.55	$(0.09)	(16.4)

Diluted Earnings per Share	$0.44	$0.52	$(0.08)	(15.4)

Dividends Declared per Share	$0.42	$0.39	$0.03	7.7

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2011 RESULTS
TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income

	Three Months Ended
(in thousands of dollars)	March 31,		Increase / (Decrease)
(UNAUDITED)	2011	2010	Amount	Percent
Operating Revenues
Electric Retail Sales	$173,702	$167,419	$6,283	3.8
Electric Wholesale Sales	35,122	40,962	(5,840)	(14.3)
California Power Exchange (CPX) Provision for Wholesale Refunds	—	(2,970)	2,970	N/M
Other Revenues	30,630	25,643	4,987	19.4

Total Operating Revenues	239,454	231,054	8,400	3.6

Operating Expenses
Fuel	71,315	58,351	12,964	22.2
Purchased Power	16,601	24,654	(8,053)	(32.7)
Transmission	695	796	(101)	(12.7)
Decrease to Reflect PPFAC Recovery Treatment	(9,342)	(3,118)	(6,224)	N/M

Total Fuel and Purchased Energy	79,269	80,683	(1,414)	(1.8)
Other Operations and Maintenance	88,492	70,365	18,127	25.8
Depreciation	25,733	24,060	1,673	7.0
Amortization	8,304	7,786	518	6.7
Taxes Other Than Income Taxes	9,904	9,951	(47)	(0.5)

Total Operating Expenses	211,702	192,845	18,857	9.8

Operating Income	27,752	38,209	(10,457)	(27.4)

Other Income (Deductions)
Interest Income	734	1,690	(956)	(56.6)
Other Income	1,372	948	424	44.7
Other Expense	(1,230)	(2,216)	986	44.5

Total Other Income (Deductions)	876	422	454	N/M

Interest Expense
Long-Term Debt	12,255	9,878	2,377	24.1
Capital Leases	9,929	12,081	(2,152)	(17.8)
Other Interest Expense, Net of Interest Capitalized	(747)	(25)	(722)	N/M

Total Interest Expense	21,437	21,934	(497)	(2.3)

Income Before Income Taxes	7,191	16,697	(9,506)	(56.9)
Income Tax Expense	208	6,348	(6,140)	(96.7)

Net Income	$6,983	$10,349	$(3,366)	(32.5)

	Three Months Ended
Tucson Electric Power	March 31,		Increase / (Decrease)
Electric MWh Sales:	2011	2010	Amount	Percent
Retail Sales	1,954,737	1,928,812	25,925	1.3
Long-Term Wholesale Sales	230,338	287,806	(57,468)	(20.0)
N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.